Exhibit 10.3


                          SAN JOSE WATER COMPANY
                      SPECIAL DEFERRAL ELECTION PLAN

                          PLAN AMENDMENT NO. 2
                          ____________________


     The San Jose Water Company Special Deferral Election Plan
(the "Plan"), as previously adopted and approved by the Executive Compensation Committee of the Board of Directors of
SJW. Corp. and subsequently amended by such committee in December 2004, is hereby further amended as follows:

     1. Article VI of the Plan is hereby amended in its entirety to read as follows:

                               ARTICLE VI
                               __________

                           INVESTMENT RETURN
                           _________________

         6.01 Investment Return for 2005 Calendar Year. For the period commencing January 1, 2005 and ending December 31, 2005 (the "2005 Investment Year"), the Participant's Deferral Election Subaccount for the 2005 Plan Year and/or the Deferral Election Subaccount attributable to his or her March 2005 Bonus Payment shall be adjusted periodically to reflect the earnings, gains and losses equal to the actual investment experience realized for the period by one or more of the investment funds selected by the Participant from the investment alternatives identified in Appendix I. The initial selection of the applicable investment funds for such subaccount must be made prior to the start of the 2005 Investment Year. On each day on which the U.S. financial markets are open during the 2005 Investment Year, the Participant's Deferral Election Subaccount for the 2005 Plan Year and/or the Deferral Election Subaccount attributable to his or her March 2005 Bonus Payment shall be adjusted to reflect the investment gains, earnings or losses those subaccounts would have actually realized had they been invested on that day in the selected investment funds.

         6.02  Reallocation of Account Balances Between Funds.
A Participant may elect at any time during the 2005 Investment Year to reallocate (in such percentages as the Plan Administrator shall authorize) part or all of the balance of his or her Deferral Election Subaccount for the 2005 Plan Year and/or the Deferral Election Subaccount attributable to his or her March 2005 Bonus Payment among the available investment alternatives. Such election shall be made on a form provided by the Plan Administrator, and the designated reallocation shall be effected as soon as reasonably practicable after the filing of such form with the Plan Administrator or its designate.

         6.03 Investment Return for Subsequent Calendar Years. Commencing January 1, 2006 and continuing throughout the period there remains an outstanding balance credited to such subaccount, each of the Participant's Deferral Election Subaccounts shall be credited with a fixed rate of interest, compounded semi-annually and periodically reset in accordance with the following procedures:

         - For each Plan Year, beginning with the 2006 Plan Year, the fixed rate of interest shall be equal to the then current 30-year long-term borrowing cost of funds to San Jose Water Company (or the equivalent thereof), as measured as of the start of such Plan Year.

         Both the Deferral Election Subaccount maintained for each Participant for the 2005 Plan Year and his or her Deferral Election Subaccount (if any) attributable to his or her March 2005 Bonus Payment shall be valued as of December 31, 2005 in accordance with the investment adjustment provisions of Section
6.01 and the valuation procedures of Section 6.05, and that balance, together with the Deferral Election Subaccounts for all subsequent Plan Years, shall thereafter be credited with a fixed rate of interest in accordance with the provisions of this
Section 6.03.

         6.04 Charges to Account. Each of the Participant's Deferral Election Subaccounts shall be charged with its allocable share of the costs and expenses incurred in connection with the administration of the investment return and reallocation provisions of this Article VI, except to the extent one or more Participating Employers elect in their sole discretion to pay all or a portion of those costs and expenses.

         6.05 Account Value. The value of each of the Participant's Deferral Election Subaccounts on any Valuation Date in question shall be equal to the balance credited to that subaccount as of the close of business on that date, including the appropriate adjustments for (i) any deferred Eligible Earnings or investment gains or earnings or interest return credited to such subaccount as of such date and (ii) any distributions, hardship withdrawals or investment losses charged against the subaccount as of such date.

         6.06 Account Statements. Following the close of each calendar quarter, each Participant shall receive a written statement of the value of each of his or her Deferral Election Subaccounts as of the last Valuation Date in that quarter.

         6.07 No Required Investment. Although the investment return on each of the Participant's Deferral Election Subaccounts for the 2005 Investment Year is to be measured by the actual gains, earnings and losses realized by one or more of the investment alternatives selected by the Participant pursuant to this Article VI, neither the Corporation nor any Participating Employer shall be under any obligation to make the selected investments, and the investment experience shall only be tracked as debits or credits to the Participant's book accounts over the deferral period. To the extent the Corporation or any Participating Employer should elect to make any actual investments, the purchaser Corporation or Participating Employer shall be the sole and exclusive owner of those investments, and no Participant shall have any right, title or interest in or to those investments.


     2.  There is hereby added to Article VIII of the Plan new
Section 8.10 as follows:

         "8.10 Special Termination Election Subaccounts. Each Participant with a Deferral Election Subaccount for the 2005 Plan Year and/or a Deferral Election Subaccount attributable to his or her March 2005 Bonus Payment shall have the right to make a special election on or before November 30, 2005 to have the balance credited to either or both of those subaccounts as of December 15, 2005 (as determined in accordance with Sections
6.01 and 6.05) distributed to him or her in a lump sum on or before December 31, 2005. The election can only be made by filing the appropriate election form with the Plan Administrator or its designate not later than November 30, 2005, and the election once filed shall be irrevocable, and the Participant may not rejoin the Plan for one or more subsequent Plan Years unless he or she files the requisite deferral election forms in accordance with Article V. The distribution to the Participant shall be subject to the Corporation's collection of all applicable withholding taxes, and the Participant shall only be paid the net amount remaining after such withholding taxes have been collected."

     3. Except as modified by the foregoing amendments, the terms and provisions of the Plan, as previously amended, shall continue in full force and effect.

         IN WITNESS WHEREOF, SAN JOSE WATER COMPANY has caused this Plan Amendment to be executed by its duly-authorized officer on this 27th day of October 2005.

                              SAN JOSE WATER COMPANY

                              /s/ W. Richard Roth
                              ______________________________
                              W. Richard Roth, President and
                              Chief Executive Officer





                  SPECIAL TERMINATION ELECTION
                             FOR
                       2005 PLAN YEAR


          I hereby elect to terminate my participation in the San Jose Water Company Special Deferral Election Plan for the 2005 Plan Year to the extent indicated below and instead receive a lump distribution of the balance credited as of December 15, 2005 to the deferred compensation accounts under that Plan which I have designated below. I understand and agree that the lump sum distribution will be made to me on or before December 31, 2005, that the distribution will be subject to San Jose Water Company's withholding of all applicable withholding taxes and that I may have to pay additional federal, state and local income taxes with respect to this 2005 calendar year distribution. I further understand that this election is irrevocable and that I may not rejoin the Deferral Election Plan for one or more subsequent Plan Years unless I file a timely deferral election with respect to compensation to be earned in those years.

                    2005 Lump Sum Distribution of

        ____  Account Attributable to 2005 Deferred Salary

        ____  Account Attributable to March 2005 Bonus Payment

                           SIGNATURE:     ______________________

                           PRINTED NAME:  ______________________

                           DATED:    ___________________, 2005*



* The election must be filed with the Plan Administrator on or before November 30, 2005 to be effective.